EXHIBIT 99.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 23, 2018, by and between Cemtrex, Inc., a Delaware corporation (“Buyer”), and NIL Funding Corporation, a Delaware corporation (“Seller”). Buyer and Seller are sometimes together referred to in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, NIL is the direct owner of 7,284,824 shares (the “Transferred Stock”) of Common Stock, par value $.01 per share (the “Vicon Common Stock”), of Vicon Industries, Inc., a New York corporation (“Vicon”), desired to be sold by Seller subject to the terms and conditions set forth in this Agreement;

WHEREAS, NIL is the direct owner of the Warrant, dated April 20, 2017, from Vicon to NIL, as amended by that certain Amendment to Warrant, by and between Vicon and Seller, dated July 27, 2017 (the “Transferred Warrant” and, together with the Transferred Stock, the “Transferred Securities”), representing the right to purchase 1,500,000 shares of Common Stock (the “Warrant Stock”) for $0.40 per share at any time or from time to time during a three-year period, desired to be sold by Seller subject to the terms and conditions set forth in this Agreement;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 100% of the Transferred Stock and the Warrant owned by it, constituting an aggregate of 8,784,824 shares of Vicon Common Stock (including the Warrant Stock), subject to the terms and conditions set forth in this Agreement; and

WHEREAS, in exchange for the Transferred Securities, Buyer will issue to NIL or its designated Affiliate the Buyer Issued Stock (as defined herein), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the representations, warranties, mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to certain terms defined elsewhere in this Agreement, the following terms shall be defined as set forth below.

“Actual Knowledge of Seller” means the actual knowledge of Seller (excluding the knowledge of Julian A. Tiedemann), without independent inquiry.

“Affiliates” means any Person directly or indirectly controlling, controlled by or under common control with another Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in New York City or a day on which banking institutions in New York City are authorized by law or other governmental action to close.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services or research or development of a Party or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information may include, without limitation, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, a Party’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other intellectual property. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that a Party can demonstrate was or has become generally available to the public other than as a result of disclosure by such Party or its Affiliates in violation of this Agreement, (b) information that a Party can demonstrate was in the possession of such Party or any of its Affiliates prior to its disclosure by the disclosing Party, (c) information that a Party or any of its Affiliates receives from a source other than the disclosing Party, provided that such source is not known to such Party to be subject to an obligation of confidentiality to the disclosing Party with respect to such information, and (d) information that is independently developed by a Party or any of its Affiliates without the use of the disclosing Party’s Confidential Information.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“IQinVision” means IQinVision, Inc., a California corporation and subsidiary of Vicon.

“Legal Requirements” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, rule, principle of common law, regulation, statute or treaty, as currently in effect.

“Liability” means any liability, debt, interest, penalty, fine, claim, demand, judgment, cause of action or other loss, cost or expense or obligation of whatever kind or nature (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

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“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, charge, pledge, assignment, hypothecation, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or other encumbrance of any nature whatsoever on or with respect to any cash, property, right to receive income or other assets of any nature whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, a Lien shall not include any restrictions on transfer under federal or state securities laws.

“Material Adverse Change” means any effect, circumstance, event, violation, inaccuracy, development or change that is or would be materially adverse to the business, assets, customer or supplier relations, value, condition (financial or otherwise), operating results or operations of a Party or Vicon, as applicable, and its subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

“NIL Credit Documents” means (i) the Second Amended and Restated Credit Agreement with Consent of Guarantor, dated as of April 20, 2017, by and between Vicon, NIL and IQinVision (ii) the Amended and Restated Revolving Line of Credit Note (Facility A), dated as of April 20, 2017 from Vicon to NIL, (iii) the Amended and Restated Revolving Line of Credit Note (Facility B), dated as of April 20, 2017, from Vicon to NIL, (iv) the Security Agreement, dated as of March 4, 2016, and First Amendment thereto, dated August 18, 2016, by and between Vicon and NIL, (v) the Security Agreement, dated as of April 20, 2017, by and between IQinVision and NIL and (vi) the Continuing Guaranty of IQin Vision, dated as of August 18, 2016, (vii) the National UCC Financing Statement of Vicon as Debtor and NIL as Secured Party, filed as Instrument No. 201603078087904 on March 7, 2016, and Amendment thereto filed as Instrument No. 201608188332390 on August 18, 2016, in the Office of the New York State Department of State; and (viii) the UCC Financing Statement of IQinVision as Debtor and NIL as Secured Party, filed as Document No. 60911520002 and Filing No. 17-7581635598, on April 21, 2017, in the Office of the Secretary of State of the State of California.

“NIL Investment Agreement” means that certain Investment Agreement, dated as of July 27, 2017, by and among Vicon and NIL.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of organization or formation and the operating agreement or limited liability company agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Person” means an individual, a general or limited partnership, a corporation (including a non-profit corporation), an association, a limited liability company, a joint stock company, an estate, a trust, a joint venture, an organization, a labor union, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

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“Proceeding” means actions, suits, proceedings (including arbitration proceedings), hearings, orders, investigations, audits, condemnations, expropriations, judgments, decrees, rulings, charges, or claims.

“Securities Act” means the Securities Act of 1933, as amended.

“Taxes” means all federal, state, local and foreign income, employment, franchise, capital stock, excise, gross receipts, sales, use, property, real estate and stamp taxes, license, occupation, premium, windfall profits, environmental, withholding, social security (or similar), unemployment, disability, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner; payments in lieu of taxes, levies, duties, assessments and fees of any nature or other taxes of any kind whatsoever, together with all related penalties, fines or additions to tax or interest thereon, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Liability for Taxes of any other Person.

ARTICLE II
PURCHASE AND SALE OF THE TRANSFERRED STOCK AND TRANSFERRED WARRANT

2.01 Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller shall sell, transfer, convey, assign and deliver to Buyer or its designated Affiliate, and Buyer or its designated Affiliate shall purchase and accept from Seller, for the consideration hereinafter described, the Transferred Securities, free and clear of all Liens

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2.02 The Closing. The closing of the purchase and sale of the shares of the Transferred Securities (the “Closing”) shall take place at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, or at such other location and at such other date and time as may be agreed upon by the Parties, following satisfaction or, if permissible pursuant to the terms and conditions of this Agreement, waiver, of the conditions set forth in Article V (the time and date of the Closing being herein referred to as the “Closing Date”).

2.03 Deliveries by Seller. At the Closing:

(a) Seller shall deliver to Buyer all of Seller’s right, title and interest in and to the Transferred Stock (x) by delivery of one or more certificates evidencing the Transferred Securities, endorsed to Buyer or accompanied by duly executed stock powers or other instrument of assignment and/or (y) to the extent any Transferred Securities are delivered through the facilities of The Depository Trust Company that are credited to or otherwise held in securities accounts maintained by Seller, by taking such actions as are necessary to cause the relevant financial institution or other entity with which Seller’s accounts are maintained to effect the legally valid transfer and delivery of the Transferred Stock from each of Seller’s accounts to the eTrade account or other accounts designated by Buyer for the receipt of the Transferred Securities so transferred, including, but not limited to, delivering to such financial institution, the irrevocable instruction letter attached as Exhibit A hereto.

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(b) Seller shall have taken such necessary action, pursuant to the terms of the Transferred Warrant, to assign the Transferred Warrant to Buyer at the Closing, including, but not limited to, delivering to Vicon the appropriate assignment form.

2.04 Deliveries by Buyer. At the Closing, in exchange for the Transferred Securities:

(a) Buyer shall issue and deliver to Seller and or its designated Affiliate 1,012,625 shares (the “Buyer Issued Stock”) of Common Stock, par value $0.001 per share (the “Buyer Common Stock”) of Buyer, which represents such number of shares of Buyer Common Stock equal to $.40 multiplied by the number of shares of Transferred Stock (based on the five-day weighted average price of the Buyer Common Stock of the five Business Days immediately preceding the Closing Date), and shall take such actions as are necessary to cause its transfer agent to effect the legally valid transfer and delivery of the Buyer Issued Stock, including, but not limited to, delivering the irrevocable instruction letter attached as Exhibit B hereto.

2.05 Termination.

(a) This Agreement may be terminated prior to the Closing as follows:

(i) at the election of Buyer or Seller on or after April 15, 2018, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(ii) by mutual written consent of Buyer and Seller; or

(iii) by Buyer or Seller if there shall be in effect a final non-appealable Legal Requirement of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

(b) If this Agreement is validly terminated pursuant to Section 2.05(a) hereof, this Agreement will forthwith become void and of no further force and effect and there will be no Liability on the part of Buyer, Seller or any of their respective officers, directors, managers or Affiliates, except that this Section 2.05(b) and Article VIII of this Agreement will survive such termination and not be affected thereby.

ARTICLE III
REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF SELLER

Seller hereby represents and warrants to, and agrees with, Buyer as follows:

3.01 Transferred Securities. Seller is the sole legal owner and holder of the Transferred Securities, with good and marketable title to the Transferred Securities, free and clear of any Taxes or Liens. The Transferred Securities constitute all of the securities of Vicon that are beneficially owned by Seller or its Affiliates and following the transfer of the Transferred Securities pursuant to this Agreement, Seller and its Affiliates will not beneficially own any securities of Vicon. The Transferred Securities (including the Transferred Stock, the Warrant and the Warrant Stock) have been registered with the SEC pursuant to an effective registration statement. Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to sell to Buyer the Transferred Securities. Upon the transfer of the Transferred Securities sold by Seller to Buyer at the Closing, Buyer will acquire good and valid title to such Transferred Securities free and clear of all Liens, Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, other than those created or incurred by Buyer.

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3.02 Validity of Transaction. All necessary corporate proceedings or other similar actions by Seller have been duly taken to authorize the execution, delivery, and performance of this Agreement and to authorize the sale of the Transferred Securities to Buyer by Seller. This Agreement has been duly authorized, executed, and delivered by Seller, is the legal, valid, and binding obligation of Seller, and is enforceable as to Seller in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Governmental Entity is required by Seller or, to the Actual Knowledge of Seller, Vicon for the execution, delivery, or performance of this Agreement by Seller, except as would not affect the ability of Seller to perform any of its material obligations under this Agreement. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Seller or, to the Actual Knowledge of Seller, Vicon is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by Seller of this Agreement, except for such consents as have been obtained at or prior to the date of this Agreement, except as would not affect the ability of Seller to perform any of its material obligations under this Agreement. The execution, delivery, and performance of this Agreement by Seller will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the Organizational Documents of Seller or, to the Actual Knowledge of Seller, Vicon, or violate, result in a breach of, or conflict with any Legal Requirement binding on Seller or, to the Actual Knowledge of Seller, Vicon or to which any of its operations, business, properties, or assets is subject, except as would not affect the ability of Seller to perform any of its material obligations under this Agreement.

3.03 Other Agreements. The NIL Credit Documents and NIL Investor Agreement are the only agreements between Seller and its Affiliates and Vicon. The NIL Credit Documents will remain in full force and effect following the Closing and will not be impacted by the transactions contemplated in this Agreement.

3.04 Finder or Broker. Neither Seller nor any Person acting on behalf of Seller has negotiated with any finder, broker, intermediary, or similar Person in connection with the transactions contemplated hereby.

3.05 Accredited Investor. Seller is an “accredited investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

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3.06 Investment Intent. Seller is acquiring the Buyer Issued Stock pursuant hereto for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act, it being understood that Seller has the right to sell such shares in its sole discretion. Seller understands that such Buyer Issued Stock have not been registered for sale under the Securities Act or qualified under applicable state securities laws and that the Buyer Issued Stock will be delivered to Seller pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this Article III are given with the intention that Buyer may rely thereon for purposes of claiming such exemptions. Seller understands that the Buyer Issued Stock cannot be sold unless registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available.

3.07 Reliance on Exemptions. Seller understands that the Buyer Issued Stock to be acquired by it is being issued and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Buyer Issued Stock to be acquired by it.

3.08 Information. Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Buyer Issued Stock that have been requested by Seller. Seller and its advisors, if any, have been afforded the opportunity to ask questions of Buyer. Neither such inquiries nor any other due diligence investigations conducted by Seller or its advisors, if any, or its representatives shall modify, amend or affect Seller’s right to rely on Buyer’s representations and warranties contained herein. Seller understands that its investment in the Buyer Issued Stock involves a high degree of risk. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Buyer Issued Stock.

3.09 Transfer of Shares. Seller will not sell or otherwise dispose of any Buyer Issued Stock unless (a) a registration statement with respect thereto has become effective under the Securities Act and such shares have been qualified under applicable state securities laws or (b) such registration and qualification are not required and, if Buyer so requests, there is presented to Buyer a legal opinion reasonably satisfactory to Buyer to such effect. Seller consents that the transfer agent for the Buyer Issued Stock may be instructed not to transfer any Buyer Issued Stock acquired pursuant hereto unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate representing the Buyer Issued Stock acquired pursuant hereto (and any certificates issued in substitution therefor) the following legend calling attention to the foregoing restrictions on transferability and stating in substance:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFICATION UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE BLUE SKY LAWS OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE.

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Buyer shall, upon the request of any holder of a certificate bearing the foregoing legend and the surrender of such certificate, issue a new certificate without such legend if (i) the security evidenced by such certificate has been effectively registered under the Securities Act and qualified under any applicable state securities law and sold by the holder thereof in accordance with such registration and qualification or (ii) such holder shall have delivered to Buyer a legal opinion reasonably satisfactory to Buyer to the effect that the restrictions set forth herein are no longer required or necessary under the Securities Act or any applicable state law.

3.10 Full Disclosure. To the Actual Knowledge of Seller, all documents filed by Vicon pursuant to the Exchange Act since September 30, 2016 (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. From the date as of which information is given in the most recent report filed by Vicon under the Exchange Act to the date of this Agreement, except as contemplated or described in such report, to the Actual Knowledge of Seller, there has not been any Material Adverse Change to Vicon.

ARTICLE IV
REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF BUYER

Buyer hereby represents and warrants to, and agrees with, Seller as follows:

4.01 Buyer Issued Stock. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and to issue and sell to Seller the Buyer Issued Stock. The Buyer Issued Stock has been duly authorized and, upon receipt by Buyer from Seller of the Transferred Securities being sold pursuant to this Agreement will be validly issued, fully paid, and nonassessable, will not have been issued in violation of any preemptive right of stockholders or rights of first refusal, and Seller will have good title to the shares of Buyer Issued Stock, free and clear of all Liens, Taxes, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, other than those created or incurred by Seller.

4.02 Validity of Transaction. All necessary corporate proceedings of Buyer have been duly taken to authorize the execution, delivery, and performance of this Agreement, the issuance and sale to Seller of the Buyer Issued Stock. This Agreement has been duly authorized, executed, and delivered by Buyer, is the legal, valid, and binding obligation of Buyer, and is enforceable as to Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). Subject to the compliance with and completion of the registration requirements of the Securities Act as contemplated in Article VI, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Governmental Entity is required by Buyer for the execution, delivery, or performance of this Agreement by Buyer, except as would not affect the ability of Seller to perform any of its material obligations under this Agreement. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Buyer is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by Buyer of this Agreement, except for such consents as have been obtained at or prior to the date of this Agreement, and except as would not affect the ability of Seller to perform any of its material obligations under this Agreement. The execution, delivery, and performance of this Agreement by Buyer will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the Organizational Documents of Buyer, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Buyer or to which any of its operations, business, properties, or assets is subject, except as would not affect the ability of Seller to perform any of its material obligations under this Agreement.

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4.03 Finder or Broker. Neither Buyer nor any Person acting on behalf of Buyer has negotiated with any finder, broker, intermediary, or similar Person in connection with the transactions contemplated herein.

4.04 Full Disclosure. All documents filed by Buyer pursuant to the Exchange Act since September 30, 2016 (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. From the date as of which information is given in the most recent report filed by Buyer under the Exchange Act to the date of this Agreement, except as contemplated or described in such report, there has not been any Material Adverse Change in, or any adverse development which materially affects, the business, results of operations or financial condition of Buyer and its subsidiaries taken as a whole.

ARTICLE V
CONDITIONS TO CLOSING

5.01 Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Representations and Warranties True. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and Seller shall have received a certificate to such effect executed by the President and Chief Executive Officer of Buyer dated as of the Closing Date.

(b) Performance of Covenants. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

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(c) Litigation. There shall be no injunction, restraining order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided, and no Proceeding challenging such transactions shall have been instituted or threatened by any Person.

(d) Deliveries by Buyer. Buyer shall have complied with the requirements in Section 2.04 herein.

5.02 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the fulfillment prior to or on the Closing Date of each of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Representations and Warranties True. All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, and Buyer shall have received a certificate to such effect executed by a duly authorized officer of Seller dated as of the Closing Date.

(b) Performance of Covenants. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Litigation. There shall be no injunction, restraining order, or other order of any nature, issued by a court of competent jurisdiction, which shall direct that this Agreement or any of the transactions contemplated hereby not be consummated as herein provided, and no Proceeding challenging such transactions shall have been instituted or threatened by any Person.

(d) Deliveries by Seller. Seller shall have complied with the requirements in Section 2.03 herein.

(e) Vicon Board Approval. The approval and consent (the “Vicon Board Approval”) of the Board of Directors of Vicon (the “Vicon Board”) (i) approving the transactions contemplated by this Agreement and (ii) waiving any applicable change in control provisions applicable to Vicon which may be triggered by the transactions pursuant to this Agreement (including, but not limited to employment agreements and Section 912 of the New York Business Corporation Law), shall have been received by Buyer.

(f) Required Consents. Seller, at Seller’s sole cost and expense, shall obtain any and all third-party consents necessary to be obtained by it to effectuate the consummation of the transactions contemplated herein.

(g) Side Letter. Vicon shall have delivered to Buyer a letter from Vicon (the “Side Letter”), in the form attached as Exhibit C hereto, which provides for certain management changes and employment agreement matters.

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(h) Resolutions. Seller shall have delivered to Buyer duly executed and approved resolutions or written consents from Seller’s Board of Directors and sole shareholder approving this Agreement and the transactions contemplated hereby.

(i) Transfer Documents. Vicon shall have provided to its transfer agent such documentation as may be required by its transfer agent to enable Seller to transfer and assign the Transferred Stock to Buyer with the same restrictive legend (if any) as is currently in place with respect to such Transferred Stock, and Vicon shall have accepted the assignment of the Warrant and issued to Buyer a new Warrant in the name of Buyer.

ARTICLE VI
COVENANTS OF BUYER

6.01 Registration of the Buyer Issued Stock Under the Securities Act. Buyer will use its commercially reasonable efforts to effect the registration under the Securities Act of the Buyer Issued Stock, as soon as practicable after the Closing Date, and, in connection therewith, Buyer will:

(a) prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) no later than 45 days after the Closing a registration statement on Form S-3 with respect to the Buyer Issued Stock and use its commercially reasonable efforts to cause such registration statement to become effective within 90 days after the Closing;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and current, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof as set forth in such registration statement;

(c) furnish to Seller such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as Seller may reasonably request in order to facilitate the disposition of the Buyer Issued Stock owned by Seller;

(d) notify Seller at any time when a prospectus relating to the Buyer Issued Stock is required to be delivered under the Securities Act, and of the happening of any event as a result of which, or the fact that, the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, Buyer will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of Buyer Issued Stock, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(e) use its commercially reasonable efforts to cause the Buyer Issued Stock to be listed or quoted on The Nasdaq Capital Market;

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(f) enter into such customary agreements (including underwriting agreements on customary terms) and take all such other actions as Seller reasonably request in order to expedite or facilitate the disposition of the Buyer Issued Stock;

(g) make available to Seller, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent or representative retained by any Seller or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of Buyer (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Buyer’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, Buyer shall not be required to provide any information under this paragraph, (1) if Buyer believes, after consultation with counsel for Buyer and counsel for Seller, that to do so would cause Buyer to forfeit an attorney-client privilege that was applicable to such information or (2) if either (i) Buyer has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided on a supplemental basis, or otherwise, or (ii) Buyer reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) Seller requesting such information agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions, and provided, further that Seller agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to Buyer and allow Buyer at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential; and

(h) furnish to Seller and to each underwriter, if any, a signed counterpart, addressed to Seller or underwriter, of (i) an opinion or opinions of counsel to Buyer , and (ii) a comfort letter or comfort letters from Buyer’s independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Seller included in such offering or the managing underwriter therefor reasonably requests.

6.02 Registration Expenses. All expenses (“Registration Expenses”) incident to Buyer’s performance of or compliance with this Article VI with respect to any registration of the Buyer Issued Stock will be borne by Buyer, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for Buyer, the expense of any audit, and the expenses and fees for listing or quoting the securities to be registered on The Nasdaq Capital Market. Notwithstanding the foregoing, however, Buyer shall not be obligated to pay fees and disbursements of counsel for the holders of Buyer Issued Stock, and all underwriters’ discounts and commissions in respect of the sale of Buyer Issued Stock shall be paid by the sellers, pro rata in accordance with the number of shares sold in the offering.

6.03 Preconditions to Participation in Underwritten Registrations. No holder of Buyer Issued Stock may participate in any underwritten registration hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any customary underwriting arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents required under the terms of such underwriting arrangements.

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6.04 Indemnification and Contribution.

(a) Buyer shall indemnify and hold harmless Seller and each of Seller’s officers, directors, employees, agents, partners, legal counsel, and accountants, and each controlling Person of each of the foregoing (within the meaning of the Securities Act) against any loss, Liability, demand, judgment, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable legal, consulting and other professional fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (each individually a “Loss” and, collectively, “Losses”), to which any of them may be subject under the Securities Act or any other statute or at common law, insofar as such Losses arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which the Buyer Issued Stock were registered under the Securities Act or in any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereto, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any other violation by Buyer of the Securities Act or any state securities law in connection with any such registration, and shall reimburse each such Person entitled to indemnification under this Section 6.04(a) for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such Loss, as and when such expenses are incurred; provided, however, that Buyer shall not be liable to any such Person in any such case to the extent that any such Loss arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus, or amendment or supplement thereto in reliance upon and in conformity with written information furnished to Buyer by such Person, specifically for use therein.

(b) Seller shall indemnify Buyer and each of Buyer’s officers, employees, agents, directors, legal counsel, and accountants, and each controlling Person of each of the foregoing (within the meaning of the Securities Act) against any Losses, to which any of them may be subject under the Securities Act or any other statute or at common law, insofar as such Losses arise out of or are based upon any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which the Buyer Issued Stock were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or in any amendment or supplement thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such registration statement, preliminary prospectus, or amendment or supplement thereto solely in reliance upon and in conformity with written information furnished to Buyer by Seller specifically for use therein, and to reimburse such Persons for any legal or other expenses reasonably incurred in connection with investigating or defending any such Loss, as and when such expenses are incurred.

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(c) If (i) an indemnified party makes a claim for indemnification pursuant to this Section 6.04 (subject to the limitations hereof) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case or (ii) an indemnified party seeks contribution under the Securities Act, the Exchange Act, or otherwise, then Buyer (including for this purpose any contribution made by or on behalf of any director of Buyer, any officer of Buyer who signed the registration statement, and any controlling Person of Buyer) as one entity and the holders of Buyer Issued Stock, in the aggregate (including for this purpose any contribution by or on behalf of a Person who would be indemnified by Buyer) as a second entity, shall contribute to the Losses whatsoever to which any of them may be subject, so that the holders of Buyer Issued Stock and Buyer are each responsible for the proportion thereof which reflects as nearly as possible the relative fault of Buyer and the holders of Buyer Issued Stock in the aggregate in connection with the facts which resulted in such Losses. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied, by Buyer or by the holders of Buyer Issued Stock, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. No Person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04, each holder of Buyer Issued Stock and each of such holder’s officers, directors, employees, agents, partners, and legal counsel and accountants, and each controlling Person of each of the foregoing (within the meaning of the Securities Act or the Exchange Act) shall have the same rights to contribution as a holder of Buyer Issued Stock, and Buyer and each of its officers, employees, agents, directors, legal counsel and accountants, and each controlling Person of each of the foregoing (within the meaning of the Securities Act or the Exchange Act) shall have the same rights to contribution as Buyer, subject in each case to the provisions of this Section 6.04. Anything in this Section 6.04 to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 6.04 is intended to supersede any right to contribution under the Securities Act, the Exchange Act, or otherwise.

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(d) Each party entitled to indemnification under this Section 6.04 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has knowledge of the commencement of any action, proceeding, or investigation in respect of which indemnity or reimbursement may be sought as provided above; provided, however, that the failure of such Indemnified Party to notify the Indemnifying Party with respect to a particular action, proceeding, or investigation shall not relieve the Indemnifying Party from any obligation or liability (i) which it may have pursuant to this Agreement if the Indemnifying Party is not substantially prejudiced by the failure to notify or (ii) which it may have otherwise than pursuant to this Agreement. The Indemnifying Party shall promptly assume the defense of any Indemnified Party with counsel reasonably satisfactory to such Indemnified Party, and the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnifying Party. The Indemnified Party will cooperate with the Indemnifying Party in the defense of any action, proceeding, or investigation for which the Indemnifying Party assumes the defense. Notwithstanding the foregoing, any such Indemnified Party shall have the right to employ separate counsel of its own selection in any such action, proceeding, or investigation and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed to pay such fees and expenses, (y) the Indemnifying Party shall have failed promptly to assume the defense of such action, proceeding, or investigation and employ counsel reasonably satisfactory to such Indemnified Party, or (z) in the reasonable judgment of such Indemnified Party there may be one or more defenses available to such Indemnified Party which are not available to the Indemnifying Party in respect of such action, proceeding, or investigation, in which case the Indemnifying Party shall not - have the right to assume the defense of such action, proceeding, or investigation on behalf of such Indemnified Party. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of an action, proceeding, or investigation shall not be obligated to pay the fees and expenses of more than one counsel and appropriate local counsel for all parties indemnified by such Indemnifying Party pursuant to this Section 6.04 with respect to the same action, proceeding, or investigation, unless in the reasonable judgment of any such Indemnified Party a conflict of interest may exist between such Indemnified Party and any other such Indemnified Party with respect to such action, claim, or proceeding. The Indemnifying Party shall not be liable for the settlement by any Indemnified Party of any action, proceeding, or investigation effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not enter into any settlement in any action, suit, or proceeding to which an Indemnified Party is party unless such settlement includes a general release of the Indemnified Party, with no payment by the Indemnified Party of consideration.

ARTICLE VII

ADDITIONAL COVENANTS

7.01 General. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requested Party is already obligated to perform such actions hereunder or the requesting Party is entitled to indemnification therefor under Article VI).

7.02 Tax Matters. All transfer, documentary, sales, use, stamp, registration, notaries’ fees and other such Taxes and fees (including any penalties and interest) incurred by Seller in connection with this Agreement and the transfer of the Transferred Securities (including any gains tax, transfer tax and any similar tax imposed in any state or subdivisions) shall be paid by Seller.

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7.03 Confidentiality. Each Party agrees not to disclose or use at any time (and shall cause its controlled Affiliates not to use or disclose at any time) any Confidential Information of any other Party. Each Party further agrees to take all reasonable steps (and to cause its controlled Affiliates to take all reasonable steps) to safeguard such Confidential Information of the other Parties and to protect it against disclosure, misuse, espionage, loss and theft. In the event a Party or any of its Affiliates are required by Legal Requirement, by any Governmental Entity or in any court proceeding (by oral questions, interrogatories, requests for information or documents, subpoena, or the like) to disclose any other Party’s Confidential Information, such Party shall promptly notify the other Party in writing (to the extent legally permissible), which notification shall include the nature of the requirement and the extent of the required disclosure, and such Party and its Affiliates shall cooperate with the other Party, at such other Party’s expense, to preserve the confidentiality of such information consistent with applicable Legal Requirements. In the event that a protective order or other remedy is not obtained or the other Party waives its right to seek such an order or other remedy, such initial Party or its Affiliate may, without liability, disclose that portion of the Confidential Information which, upon the advice of such Party’s counsel, it is legally required to disclose.

7.04 Change of Control Provisions. Seller hereby waives all change of control provisions set forth in the NIL Credit Documents which may be triggered as a result of the transactions contemplated by this Agreement and Seller confirms that such waiver may be relied upon by Vicon.

ARTICLE VIII
MISCELLANEOUS

8.01 Authorization to Present Agreement. This Agreement will constitute, and may be presented to Vicon’s transfer agent as, each Seller’s irrevocable authorization to transfer the record ownership of the Transferred Stock to Buyer on the books of Vicon.

8.02 Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) one Business Day after the date sent by facsimile; provided, however, that the facsimile is promptly confirmed by electronic confirmation thereof, (c) one Business Day after the date when delivered, if delivered personally to the intended recipient, and (d) two Business Days following sending by overnight or international delivery via a recognized courier service, and in each case, addressed to a Party at the following address for such Party:

if to Buyer, to:	Cemtrex, Inc.
19 Engineers Lane
Farmingdale, New York 11735
Attention: Mr. Saagar Govil
President and Chief Executive Officer
Facsimile: (631) 420-4985
Email: sgovil@cemtrex.com

with a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
Email: sfeldman@olshanlaw.com

if to Seller, to:	NIL Funding Corporation
4838 Jenkins Avenue
North Charleston, South Carolina 29405
Attention: Michael Bender, Esq., Corporate Counsel
Facsimile: (843) 566-7280
Email: benderm@intertechsc.com

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8.03 Successors and Assigns. Neither Buyer nor Seller may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement, except: (a) to a corporation which has succeeded to substantially all of the business and assets of such party and has assumed in writing its obligations under this Agreement, and this Agreement shall be binding on each party hereto and any such successor, and (b) a Seller may transfer or otherwise dispose of the shares of Transferred Securities held by it that are the subject of this Agreement, but only on the condition that the transferee expressly agrees to assume Seller’s obligations under and be bound by the terms of this Agreement, whereupon the transferee shall be entitled to all the benefits of this Agreement. Without limiting the generality of the foregoing, any transferee of Buyer Issued Stock shall have the rights set forth in Article VI, and such rights shall be enforceable against Buyer by such transferees as third-party beneficiaries.

8.04 Amendments and Waivers. Neither this Agreement nor any term hereof may be changed or waived (either generally or in a particular instance and either retroactively or prospectively) absent the written consent of Buyer and Seller.

8.05 Expenses. Seller and Buyer will be responsible for the payment of all expenses incurred by it in connection with the preparation, execution, and delivery of this Agreement, any other documents relating to the transactions contemplated by this Agreement, and the consummation of the transactions herein described.

8.06 Survival of Representations. The representations, warranties, covenants, and agreements made herein or in any certificate or document executed in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions herein described, regardless of any investigation made at any time by or on behalf of any of the parties hereto.

8.07 Delays or Omissions: Waiver. No delay or omission to exercise any right, power, or remedy accruing Seller or Buyer upon any breach or default by the other under this Agreement shall impair any such right, power, or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

8.08 Entire Agreement. This Agreement and the Exhibits hereto contain the entire understanding of the parties with respect to the subject matter hereof and all prior negotiations, discussions, commitments, and understandings heretofore had between them with respect thereto are merged herein.

8.09 Headings and Gender. All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. Whenever used herein, the use of any gender shall include all genders.

8.10 Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. THIS AGREEMENT AND ITS ENFORCEMENT, AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO NEW YORK’S PRINCIPLES OF CONFLICTS OF LAW.

8.11 Further Actions. At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

CEMTREX, INC.

By:	/s/ Saagar Govil
Name:	Saagar Govil
Title:	President and Chief Executive Officer

SELLER:

NIL FUNDING CORPORATION

By:	/s/ Robert Johnston
Name:	Robert Johnston
Title:	Executive Vice President

Signature Page to Securities Purchase Agreement

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